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                                                                    EXHIBIT 99.1


                         [HEALTHCARE REALTY TRUST LOGO]


                                  NEWS RELEASE
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   Contact:     Bethany A. Mancini, Corporate Communications, (615) 269-8175


                        HEALTHCARE REALTY TRUST ANNOUNCES
                             FOURTH QUARTER DIVIDEND

           COMPANY REPORTS FIFTIETH CONSECUTIVE COMMON STOCK DIVIDEND

         NASHVILLE, Tennessee, January 24, 2006 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its fiftieth consecutive common stock dividend for the quarter ended December 31, 2005. This dividend, in the amount of $0.66 per share, is payable on March 2, 2006 to shareholders of record on February 15, 2006. At this rate, the quarterly dividend approximates an annualized dividend payment of $2.64 per share.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of September 30, 2005, the Company had investments of approximately $1.9 billion in 246 real estate properties or mortgages, totaling approximately 12.9 million square feet. The Company's portfolio was comprised of six major facility types, located in 29 states. The Company provided property management services to approximately 7.6 million square feet nationwide.

     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended
      December 31, 2004. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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